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                                                                    Exhibit 23.2

                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" and in the headnote to "Summary Financial Data" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-89312) and related Prospectus of Ventas Realty, Limited Partnership, Ventas Capital Corporation, Ventas, Inc. and Ventas LP Realty, L.L.C. relating to the registration of $175,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2009 and $225,000,000 aggregate principal amount of 9% Senior Notes due 2012, in each case, of Ventas Realty, Limited Partnership and Ventas Capital Corporation and the related guarantees, and to the inclusion therein of our report dated February 8, 2002, with respect to the consolidated financial statements of Ventas, Inc. and the incorporation by reference of our report dated March 21, 2002 with respect to the schedule of Ventas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Louisville, Kentucky
June 19, 2002